EXHIBIT 107.1

Form S-8

(Form Type)

Old Dominion Freight Line, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share	Rule 457(c) and Rule 457(h)	6,000,000 (2)	$170.07 (3)	$1,020,420,000	0.0001531	$156,226.30
Total Offering Amounts					$1,020,420,000		$156,226.30
Total Fee Offsets							$ -
Net Fee Due							$156,226.30

(1)

This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Consists of an aggregate of 6,000,000 shares of common stock, par value $0.10 per share, of Old Dominion Freight Line, Inc. (the “Common Stock”) available for issuance under the Old Dominion Freight Line, Inc. 2025 Stock Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on May 15, 2025.